UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Certara, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

EXPLANATORY NOTE

The following supplemental information amends and supplements the definitive proxy statement on Schedule 14A of Certara, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 7, 2022 (the “Proxy Statement”) relating to the Company’s 2022 Annual Meeting of Shareholders to be held on Tuesday, May 17, 2022. This supplemental information is being provided to update for certain changes in the composition of the Company’s Board of Directors (“Board”) that occurred on April 5, 2022, which was after the printing and mailing process had begun.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENTAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Information

On April 5, 2022, Dr. Carol Gallagher, a member of the Board of the Company, Chair of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee notified the Company of her intention to resign as a director of the Company for personal reasons, effective April 5, 2022. Dr. Gallagher advised the Company that her resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. Effective upon Dr. Gallagher’s resignation, the Board reduced its size to nine. The Nominating and Corporate Governance Committee recommended and the Board approve the appointment of Nancy Killefer as Chair of the Compensation Committee. In connection with her appointment, Ms. Killefer resigned as a member of the Audit Committee and will continue to remain a member of the Nominating and Corporate Governance Committee.

This supplemental information is being provided solely for informational purposes.